SEC FILE NO. 70-8297
                                    NINTH RULE 24 CERTIFICATE
                                      EXHIBIT E (PAGE 1 OF 2)



               DATA-TRACK ACCOUNT SERVICES, INC.

                 Fiscal 1995 Activity Analysis

         In fiscal 1995 (Twelve Months ended September 30,
1995), Data-Track Account Services, Inc. ("Data-Track") continued to undertake collection activities on behalf of System companies. The work was primarily done for the account of National Fuel Gas Distribution Corporation ("Distribution"). In addition to:

         1) the activities directed at the collection of overdue accounts ("Letter Series Activities"), and

         2) a customer contact program addressing certain accounts that have the potential to become uncollectible, and

         3) to contact customers who may be eligible for state assistance programs,

         4) pre-collection contacts for customers whose state or federal assistance was exhausted, and

         5) a customer survey program regarding certain utility services.


LETTER SERIES ACTIVITY - FISCAL 1995
(Unpaid Final Bills)

         Number of Accounts Received from NFGDC       24,868
         Value of accounts Received               $8,356,841
         Average Value of Accounts Received             $366
         Collection Letters Sent                      36,660
         Total Operating Costs                       $45,092

         Total Dollars Collected                    $547,333
         Collection Liquidation Percentage              6.5%

         If the System had submitted the 24,868 accounts handled by Data-Track directly to outside collection agencies at the standard 1/3 contingency fee, the agency fees to collect the amount recovered would have been $182,444. Data-Track was able to recover the entire $547,333 at a total cost of $45,092. This represents a savings to the System of $137,352 in collection costs during fiscal 1995.

                                         SEC FILE NO. 70-8297
                                    NINTH RULE 24 CERTIFICATE
                                      EXHIBIT E (PAGE 2 OF 2)



           EQUIPMENT UPGRADE AT OUTBOUND CALL CENTER

         During fiscal 1995, Data-Track initiated a computer assisted dialing service on behalf of Distribution and undertook satisfaction surveys of utility customers that had construction work done on their property (main and/or service replacements) by outside contractors.

         During the fiscal year, $26,322 of new equipment was capitalized, and increased Data-Track's investment in Property, Plant and Equipment to $110,738 (gross) at the end of the fiscal year.